UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 2, 2005

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-8519	31-1056105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street, Cincinnati OH, 45202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code	(513) 397-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.

Item 1.01 Entry into a Material Definitive Agreement.

Cincinnati Bell Inc. (the “Company”) has solicited consents from holders of its Senior Subordinated Discount Notes due 2009 (the “Notes”) in order to amend certain provisions of the Indenture, dated as of March 26, 2003, as amended to the date hereof (the “Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”) and The Bank of New York, as Trustee, which governs the terms of the Notes. The amendments to the Indenture are referred to herein as the “Amendments”. Upon receipt of the requisite consents, the Company, the Guarantors and the Trustee entered into a Fourth Supplemental Indenture, dated as of January 31, 2005 (the “Supplemental Indenture”).

The Amendments to the Indenture set forth in the Supplemental Indenture will not become effective until the Company consummates a refinancing of, or an amendment or waiver to, the Company’s Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, as amended to the date hereof, among the Company, BCSI Inc., the lenders party thereto, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and The Bank of New York, as co-documentation agents, and the other persons party thereto, that permits the Amendments.

The Amendments to the Indenture, among other things, (1) permit the Company to designate any member of the BCI Group (as defined in the Indenture) as a restricted subsidiary, subject to meeting the applicable provisions of the Indenture regarding the designation of restricted subsidiaries generally; (2) eliminated the restrictions imposed on the Company’s dealings with the BCI Group; and (3) eliminated the required separation of the BCI Group from the remainder of the Company and its subsidiaries.

The above summary of the Amendments is qualified in its entirety by the Supplemental Indenture attached hereto as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
4.1	Supplemental Indenture dated as of January 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

		By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Date	February 2, 2005

Exhibit Index

Exhibit No.	Exhibit
4.1	Supplemental Indenture dated as of January 31, 2005